Exhibit 99.1

SMTC Corporation	NEWS RELEASE
www.smtc.com	Nasdaq: SMTX
investorrelations@smtc.com	Toronto Stock Exchange: SMX

FOR IMMEDIATE RELEASE

Monday, November 13, 2006

SMTC Reports Third Quarter Results

Reports Continuing Growth in Revenue and Earnings

TORONTO – November 13, 2006 — SMTC Corporation (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported revenue of $65.7 million and net income of $6.1 million, or $0.41 per share, for the third quarter ended October 1, 2006, compared with revenue of $64.6 million and net income of $0.7 million, or $0.05 per share, for the quarter ended October 2, 2005. In the second quarter of 2006, the Company reported revenue of $61.1 million and net income of $1.3 million, or $0.09 per share. Net income for the third quarter of 2006 included several one-time items with a net favourable effect on net income of $5 million. Included in one-time items were an income tax refund, proceeds on a sale of surplus real estate, final proceeds from operations discontinued in 2002 and a net adjustment to restructuring accruals.

Gross profit for the third quarter of 2006 was $5.9 million, or 9.0% of revenue, compared with $6.8 million, or 11.1% of revenue for the previous quarter and $5.5 million, or 8.5% of revenue for the third quarter of 2005.

“Once again our results for this quarter demonstrate consistent execution of our plan to improve SMTC’s financial performance as both revenue and earnings grew on a sequential and year over year basis,” stated John Caldwell, President and Chief Executive Officer.

“The combination of solid operating earnings and favourable one time items contributed to positive cash flow resulting in debt reduction of approximately four million dollars in the quarter,” stated Jane Todd, Senior Vice President and Chief Financial Officer.

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“At the beginning of the year we provided guidance that in 2006 SMTC would grow both revenue and earnings. We have reaffirmed this statement in each of the first three quarters. We expect our fourth quarter results to demonstrate continuing improvement,” stated John Caldwell.

Expressed in U.S. dollars

About the Company: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with over 1300 full time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq Global Market under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/)

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

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For additional information, please contact:

Jane Todd

Senior Vice President Finance and Chief Financial Officer

(905) 479-1810

jane.todd@smtc.com

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Company Financials To Follow

SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended		Nine months ended
	October 1, 2006	October 2, 2005	October 1, 2006	October 2, 2005
Revenue	$65,677	$64,559	$186,727	$170,705
Cost of sales	59,815	59,071	167,965	158,464

Gross profit	5,862	5,488	18,762	12,241
Selling, general and administrative expenses	3,381	3,664	11,522	10,231
Restructuring
Restructuring (recoveries) charges	(1,350)	(112)	(1,350)	79
Gain on sale of assets	(1,228)		(1,228)	(12)
Other expenses	826	0	826	0

Operating earnings	4,233	1,936	8,992	1,943
Interest	1,009	1,187	3,400	3,399

Earnings (loss) before income taxes	3,224	749	5,592	$(1,456)
Income tax (recovery) expense	(1,963)	(39)	(1,882)	73

Earnings (loss) before discontinued operations	5,187	788	7,474	(1,529)
Income from discontinued operations	874	0	874	0
Net earnings (loss)	$6,061	$788	$8,348	$(1,529)

Basic earnings (loss) per share:
Basic earning (loss) per share from continuing operations	$0.35	$0.05	$0.51	$(0.10)
Basic earnings per share from discontinued operations	$0.06	$0.00	$0.06	$0.00
Basic earnings (loss) per share	$0.41	$0.05	$0.57	$(0.10)

Diluted earnings (loss) per share	$0.41	$0.05	$0.56	$(0.10)

Weighted average number of shares outstanding:
Basic	14,641,333	14,641,333	14,641,333	14,641,333
Diluted	14,897,406	14,817,105	14,877,066	14,641,333

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SMTC CORPORATION

Consolidated Balance Sheets

(US dollars, in thousands)

	October 1, 2006	December 31, 2005
Cash	$—	$—
Accounts receivable	$44,448	$26,899
Inventories	$49,666	33,168
Prepaid expenses	$1,634	1,698

	95,748	61,765

Capital assets	$25,096	25,651
Other assets	$1,828	2,010
Deferred income taxes	$600	619

	$123,272	$90,045

Accounts payable	$45,338	$30,939
Accrued liabilities	$10,962	13,849
Income taxes payable	$1,923	1,203
Current portion of long-term debt	$8,081	4,633
Current portion of capital lease obligations	$576	1,542

	66,880	52,166

Long-term debt	$33,055	23,857
Capital lease obligations	818	—

Shareholders' equity	$22,519	14,022

	$123,272	$90,045